Shareholder Voting Results (Unaudited)

At a special meeting held on August 26, 2010, the shareholders of the SIMT U.S. Managed Volatility
Fund (the Fund), voted on the proposal listed below.
The results of the voting were as follows:

Proposal 1:  With respect to the Fund, to appoint
LSV Asset Management as sub-advisor to the Fund and approve a Sub-Advisory Agreement between the Advisor and LSV Asset Management with respect to the Fund.

U.S. Managed Volatility Fund
			Number of Shares	% of Outstanding
Shares	% of Shares Present
Affirmative		18,761,844.93		54.09%
			96.34%
Against			270,909.01		0.78%
		1.39%
Abstain			441,383.61		1.27%
		2.27%

Total			19,474,137.55		56.14%
			100.00%



At a special meeting held on August 26, 2010, the shareholders of the SIMT Tax-Managed Managed
Volatility Fund (the Fund), voted on the proposal listed below. The results of the voting were as follows:

Proposal 1:  With respect to the Fund, to appoint
LSV Asset Management as sub-advisor to the Fund and approve a Sub-Advisory Agreement between the Advisor and LSV Asset Management with respect to the Fund.

Tax-Managed Managed Volatility Fund
			Number of Shares	% of Outstanding
Shares	% of Shares Present
Affirmative		11,823,053.16		51.37%
			95.80%
Against			159,961.55		0.70%
		1.30%
Abstain			358,224.93		1.56%
		2.90%

Total			12,341,239.64		53.62%
			100.00%